Exhibit 16.1

June 6, 2007

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-6561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 6, 2007, to be filed by our former client, Nobel Learning Communities, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO Seidman, LLP

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